Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter and Strong Full Year 2024 Financial Results

Appoints Gary Delanois as Chief Executive Officer

Conference Call Scheduled for 1:00 PM ET Today

SAN FRANCISCO, CA, April 4, 2025 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services through its leasing or direct patient care services segments, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Key Financial Highlights

-	FY 2024 Revenue Increased 32.9% Year over Year Driven by Strategic Expansion and Operational Strength
-	FY 2024 Direct Patient Services Revenue Increased 253.4% Year over Year
-	Net Income Attributable to the Company for FY 2024 Increased 258.4% Year over Year
-	FY 2024 Adjusted EBITDA Increased 8.5% Year over Year

Ray Stachowiak, Executive Chairman of American Shared Hospital Services, stated: “We are pleased with our continued strong revenue growth, reaching $28.3 million this year. The successful integration of our Rhode Island radiation therapy treatment centers and opening of our Puebla, Mexico facility have been key factors in this expansion. The acquisition of the three radiation therapy centers and our recent Certificate of Need approvals for a fourth center in Bristol, Rhode Island and a proton beam radiation treatment center in Johnston, Rhode Island, demonstrate our commitment to expanding our footprint. As we plan to capitalize on these new business development opportunities, we remain focused on driving operational efficiencies and expanding on our health system partnerships to drive continued business growth. Our investments in technology, staffing, and improved operational efficiencies has led to gross margin improvement in the fourth quarter as compared to our third quarter and positions us well for future profitability. Additionally, I am pleased to announce that Gary Delanois has now taken on the CEO role as we move into our next phase of growth, while I remain actively involved as Executive Chairman of the Board. Our long-term vision remains strong, and we are on a clear path of sustained success.”

Gary Delanois, Chief Executive Officer, added: “Our growth strategy is delivering tangible results, and we are excited about the momentum we are building. We are rapidly evolving beyond our traditional leasing model to a direct provider of radiation therapy treatment services to cancer patients. This transition aligns with our long-term strategy of revenue growth through increased patient volumes rather than equipment utilization. With an expanded business model, increased patient volumes, and operational enhancements, we are positioned for sustainable long-term growth. We are also continuing to implement targeted strategic initiatives to improve efficiency and maximize profitability across our expanding network. Our strong business development pipeline, financial stability, and commitment to innovation ensure that we are well-prepared for the next phase of our growth.”

Financial Results for the Twelve Months Ended December 31, 2024

For the twelve months ended December 31, 2024, revenue increased 32.9% to $28,340,000 compared to $21,325,000 for the twelve months ended 2023.

Revenue from the Company’s direct patient services segment was $12,556,000 for FY 2024, compared to $3,553,000 for 2023, a 253.4% increase.

Revenue from the Company’s leasing segment was $15,629,000 for FY 2024, compared to $17,772,000 for the prior year, a decrease of 12.1%.

Proton therapy revenue decreased 1.8% to $9,952,000 in FY 2024 from $10,133,000 in FY 2023, with 5,139 proton therapy treatments in FY 2024, down 4.3% from 5,369 in FY 2023.

Gross margin for FY 2024 was $9,185,000, compared to $9,344,000 in FY 2023. The decline in gross margin is primarily due to higher operating costs generated by the Company’s direct patient services segment. The Company began treating patients at its radiation therapy center in Puebla Mexico in July 2024 and acquired a 60% equity interest in three stand-alone centers in Rhode Island in May 2024. These centers are part of the Company’s direct patient services segment where the Company owns and operates the facilities, therefore, there are higher operating costs associated with them.

Income before income taxes increased 77.7% to $1,237,000 in FY 2024 primarily due to the bargain purchase gain recognized from the RI Acquisition, net of taxes on the gain.

Net income attributable to American Shared Hospital Services for FY 2024 increased 258.4% to $2,186,000 or $0.34 per diluted share, compared to $610,000 or $0.10 per diluted share for FY 2023. The 2024 period includes results from investments in new business development opportunities in the direct patient services segment and increased reserves for impaired assets and removal costs totaling $3.08 million in the leasing segment, as well as a $3.79 million bargain purchase gain from the Rhode Island acquisition.

Adjusted EBITDA, a non-GAAP financial measure, was $8,885,000 in FY 2024, an 8.5% increase from $8,189,000 in FY 2023.

Financial Results for the Three Months Ended December 31, 2024

For the three months ended December 31, 2024, revenue increased 59.2% to $9,069,000 compared to $5,698,000 in the year-ago period, driven by expanded radiation therapy services.

Revenue from the Company’s direct patient services segment was $4,749,000 for Q4 2024, an increase of 420.2% from the same period in the prior year, primarily due to revenue generated by the three single-unit radiation therapy facilities in Rhode Island, which the Company acquired a 60% interest in on May 7, 2024, and the new facility in Puebla, Mexico.

Revenue from the medical equipment leasing segment, including equipment sales, was $4,320,000 in Q4 2024 compared to $4,785,000 in Q4 2023.

Total proton beam radiation therapy revenue decreased to $2,567,000 in Q4 2024, from $3,055,000 in Q4 2023.

Gross margin in Q4 2024 was $3,204,000, up 13.8% compared to $2,816,000 from Q4 2023.

Net income attributable to American Shared Hospital Services for Q4 2024 was a loss of $1,308,000 or $0.20 per share, compared to net income of $415,000 or $0.06 per diluted share for Q4 2023. The Q4 2024 period includes results from investments in new business development opportunities in the direct patient services segment and increased reserves for impaired assets and removal costs of $2,896,000 in the leasing segment.

Adjusted EBITDA increased 29.3% to $3,464,000 for Q4 2024, compared to $2,679,000 in Q4 2023.

Balance Sheet Highlights

At December 31, 2024: Cash, cash equivalents, and restricted cash totaled $11,275,000, compared to $13,808,000 at December 31, 2023.

American Shared Hospital Services’ shareholders' equity (excluding non-controlling interests) was $25,183,000 or $3.92 per outstanding share, compared to $22,624,000 or $3.59 per outstanding share at December 31, 2023.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2024, June 30, 2024, September 30, 2024, the Annual Report on Form 10-K for the year ended December 31, 2023, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 25, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expense, loss on write down of impaired assets and associated removal costs, bargain purchase gain, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2024	2023	2024	2023
Revenues	$9,069,000	$5,698,000	$28,340,000	$21,325,000
Costs of revenue	5,865,000	2,882,000	19,155,000	11,981,000
Gross margin	3,204,000	2,816,000	9,185,000	9,344,000
Loss on write down of impaired assets and associated removal costs	2,896,000	362,000	3,084,000	940,000
Selling and administrative expense	1,709,000	1,760,000	7,407,000	7,022,000
Interest expense	429,000	287,000	1,499,000	1,112,000
Operating (loss) income	(1,830,000)	407,000	(2,805,000)	270,000
Bargain purchase gain RI Acquisition, net	(148,000)	-	3,794,000	-
Interest and other income	36,000	108,000	248,000	426,000
(Loss) income before income taxes	(1,942,000)	515,000	1,237,000	696,000
Income tax (benefit) expense	(71,000)	338,000	(295,000)	431,000
Net (loss) income	(1,871,000)	177,000	1,532,000	265,000
Plus (less): Net (income) loss attributable to non-controlling interest	563,000	238,000	654,000	345,000
Net (loss) income attributable to American Shared Hospital Services	$(1,308,000)	$415,000	$2,186,000	$610,000

(Loss) earnings per common share:
Basic	$(0.20)	$0.06	$0.34	$0.10
Diluted	$(0.20)	$0.06	$0.33	$0.10

Weighted Average Shares Outstanding:
Basic	6,542,000	6,518,000	6,497,000	6,358,000
Diluted	6,542,000	6,552,000	6,703,000	6,393,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	12/31/2024	12/31/2023
Cash, cash equivalents and restricted cash	$11,275,000	$13,808,000
Current assets	$26,258,000	$20,456,000
Total assets	$60,197,000	$48,162,000

Current liabilities	$10,405,000	$10,779,000
Shareholders' equity, excluding non-controlling interests	$25,183,000	$22,624,000

Outstanding shares	6,420,000	6,300,000

American Shared Hospital Services

Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended December 31,		Twelve months ended December 31,
		2024	2023	2024	2023
Net (loss) income		$(1,308,000)	$415,000	$2,186,000	$610,000
Plus (less):	Income tax (benefit) expense	(71,000)	338,000	(295,000)	431,000
	Interest expense	429,000	287,000	1,499,000	1,112,000
	Interest income	(95,000)	(112,000)	(342,000)	(458,000)
	Depreciation and amortization expense	1,673,000	1,291,000	6,174,000	5,165,000
	Stock-based compensation expense	88,000	98,000	373,000	389,000
	Bargain purchase gain, net	(148,000)	-	(3,794,000)	-
	Loss on write down of impaired assets and associated removal costs	2,896,000	362,000	3,084,000	940,000
Adjusted EBITDA		$3,464,000	$2,679,000	$8,885,000	$8,189,000